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Exhibit 21

URANIUM RESOURCES, INC.

Subsidiaries of the Registrant

Subsidiary Name	Jurisdiction	Ownership
URI, Inc.	Delaware	100% by Uranium Resources, Inc.
Hydro Resources, Inc. (d/b/a HRI, Energy, Inc.)	Delaware	100% by URI, Inc.
URI Minerals, Inc.	Delaware	100% by Uranium Resources, Inc.
Hydro Restoration Corporation	Delaware	100% by Uranium Resources, Inc.
Belt Line Resources, Inc.	Texas	100% by Uranium Resources, Inc.
Uranco, Inc	Delaware	100% by Uranium Resources, Inc.
HRI-Churchrock, Inc.	Delaware	100% by Uranium Resources, Inc.
URI Neutron Holdings I, Inc.	Delaware	100% by Uranium Resources, Inc.
URI Neutron Holdings II, Inc.	Delaware	100% by URI Neutron Holdings I, Inc.
URI Merger Corporation	Nevada	100% by URI Neutron Holdings II, Inc.

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  Exhibit 21
URANIUM RESOURCES, INC.